Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT

[20    ] Time-Based Award

Non-transferable

GRANT TO

[                            ]

(“Grantee”)

by Assurant, Inc. (the “Company”) of

[                            ]

Restricted Stock Units,

pursuant to and subject to the provisions of the Assurant, Inc. Long Term Equity Incentive Plan (the “Plan”), and to the terms and conditions set forth on the following pages (the “Terms and Conditions”).

Unless sooner vested, cancelled or forfeited in accordance with the Plan or Section 1(c) or 6 of the Terms and Conditions, the Restricted Stock Units shall vest and shall no longer be subject to any restriction contained in the Terms and Conditions as to the following number or percentage of the Restricted Stock Units awarded hereunder, on the following respective dates:

Number or Percentage of Restricted Stock Units	Vesting Dates

Additional conditions: [Specify any additional vesting or other conditions.]

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Agreement to be executed on its behalf as of the Grant Date.

ASSURANT, INC.

By:
Chief Executive Officer

Grant Date: [ ]

Accepted by Grantee:
(Name)

TERMS AND CONDITIONS

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Grant, Vesting and Forfeiture of RSUs. (a) Grant. Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, as of the Grant Date set forth on the cover page hereof the number of Restricted Stock Units (the “Restricted Stock Units”), each with respect to one share of common stock of the Company, par value $0.01 per Share (“Common Stock”) set forth on the cover page hereof. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

(b) Vesting During the Restriction Period. Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest and shall no longer be subject to any restriction as to the number or percentage of the Restricted Stock Units set forth on the cover page hereof on the respective dates set forth on the cover page hereof. The period during which restrictions apply to any Restricted Stock Units is referred to herein as the “Restriction Period”.

(c) Forfeiture; Termination of Employment. Upon the Participant’s Termination of Employment for any reason during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited. Notwithstanding the foregoing, (i) upon the Participant’s Termination of Employment during the Restriction Period due to the Participant’s Retirement at any time following the end of the calendar year in which the Grant Date occurred, the restrictions applicable to any Restricted Stock Units shall immediately lapse, and such Restricted Stock Units shall become free of all restrictions and become fully vested; and (ii) upon the Participant’s Termination of Employment during the Restriction Period by the Company without Cause, or Termination of Employment due to death or Disability, the Participant shall vest in a number of Restricted Stock Units equal to the excess, if any, of (A) the product of (x) the total number of Restricted Stock Units and (y) a fraction, the numerator of which is the number of full months in the Restriction Period from the Grant Date until the date of Termination of Employment (provided that, for this purpose, the month in which the Grant Date occurs shall be considered a full month) and the denominator of which is the total number of months in the Restriction Period over (B) the number of Restricted Stock Units that previously vested as of the Termination of Employment without respect to this provision. For purposes of this Agreement, employment with the Company shall include employment with the Company’s Affiliates and its successors. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Participant’s employment at any time.

2. Settlement of Units. As soon as practicable after the date on which the Restriction Period expires, and in no event later than 30 calendar days after such date, the Company shall deliver to the Participant or his or her personal representative, in book-position or certificate form, one Share that does not bear any restrictive legend for each vested Restricted Stock Unit.

3. Dividend Equivalents. The Participant shall have the right to receive Dividend Equivalents with respect to Shares underlying Restricted Stock Units that are outstanding under this Agreement. The Dividend Equivalents represent the right to receive an amount equal to the aggregate regular cash dividends that would have been paid to the Participant if the Participant had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the date on which the applicable Restricted Stock Units are settled, cancelled or forfeited of a number of Shares equal to the applicable number of Restricted Stock Units that vest pursuant to this Agreement. The Dividend Equivalents shall be paid, in cash, as soon as practicable, but in no event more than 45 calendar days following, the applicable record date for each such cash dividend.

4. Nontransferability of the Restricted Stock Units. During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Restricted Stock Units and the Shares covered by the Restricted Stock Units shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Any purported or attempted transfer of such Shares or such rights shall be null and void.

5. Rights as a Stockholder. During the Restriction Period, the Participant shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units (including, without limitation, any voting rights).

6. Adjustment; Change of Control. In the event of certain transactions during the Restricted Period, the Restricted Stock Units shall be subject to adjustment as provided in Section 3.4 of the Plan or any applicable successor provision under the Plan. In the event of a Change of Control before the Restricted Stock Units vest, the restrictions applicable to the Restricted Stock Units shall lapse, such Restricted Stock Units shall become free of all restrictions and become fully vested, consistent with Section 9.1 of the Plan, and shall be settled within 5 calendar days following the Change of Control; provided, however, that any Restricted Stock Units that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall not be settled upon such Change of Control unless the Change of Control constitutes a “change in control event” within the meaning of Section 409A of the Code and will instead be settled at such time as specified in Section 2.

7. Payment of Transfer Taxes, Fees and Other Expenses. The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by a Participant in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

8. Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local, foreign income, employment or other tax purposes with respect to any Restricted Stock Units, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 8, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of shares upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.

9. Notices. Notices and other communications under this Agreement must be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant:

At the most recent address on file with the Company

If to the Company:

Assurant, Inc.

One Chase Manhattan Plaza, 41st Floor

New York, New York 10005

Attn: Secretary

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 9. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

10. Effect of Agreement. This Agreement is personal to the Participant and, without the prior written consent of the Company, shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

11. Laws Applicable to Construction; Consent to Jurisdiction. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.

12. Severability. If any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable, the other provisions of this Agreement shall be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Conflicts and Interpretation. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Participant and the Company each acknowledges that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.

14. Amendment. The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Participant without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15. Section 409A of the Code. It is the intention of the Company that the Restricted Stock Units shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no delivery of Shares pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Shares in respect of any Restricted Stock Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Participant’s termination of employment shall not be delivered until the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Participant is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service”). If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may, notwithstanding Section 14, make such an amendment, effective as of the Grant Date or any later date, without the consent of the Participant. Notwithstanding any provision of this Agreement or the Plan, in the event that any taxes or penalties are imposed on the Participant by reason of Section 409A of the Code, the Participant acknowledges and agrees that such taxes or penalties shall be the exclusive obligation of the Participant, and the Company shall have no liability therefor.

16. Headings. The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

17. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same original.